                                                                   EXHIBIT 10.66

                                                                  EXECUTION COPY

                                BANDA ANCHA S.A.
                              INVESTMENT AGREEMENT

     This Investment Agreement (this "Agreement") is made as of the 7th day of December, 2005.

     BY AND BETWEEN

     Banda Ancha S.A., a company incorporated under the laws of Spain (the "Company");

     BASA Holding Iberia, S.L.U., a company incorporated under the laws of Spain ("BHI");

     Clearwire Europe S.a.r.l., a limited liability company organized under the laws of Luxembourg (the "Clearwire").

     The Company, BHI, and Clearwire shall be jointly referred to as the "Parties" and each of them, individually, as a "Party".

                                    RECITALS

     WHEREAS, as of the date of this Agreement, the Company has a share capital of 4,563,862 Euros, divided in 4,563,862 shares, with a par value of E1.00 each, all of the same class and series, totally subscribed and paid up and free from any lien, pledge, usufruct, charge, security interest, right of first refusal, option or right of others therein, or encumbrance of any nature whatsoever ("Liens") except as provided for in the corporate By-laws.

     WHEREAS, as of the date hereof, BHI is the legal owner of 100% of the outstanding shares of BASA.

     WHEREAS, the Company requires additional capital contributions to enable it to continue its development from the date of this Agreement onwards.

     WHEREAS, concurrently with the execution of this Agreement, BHI, Clearwire Corporation and Clearwire are entering into a Securities Purchase Agreement (the "Securities Purchase Agreement"), pursuant to which Clearwire will purchase all of BHI's shares of the Company upon fulfillment of certain conditions.

     WHEREAS, Clearwire is willing to supply such financial support through the subscription of shares of the Company, in exchange of 51% of the voting interest in the Company.

     WHEREAS, concurrently with the subscription of the shares, Clearwire is willing to make a credit facility available to BHI secured by a pledge of a portion of BHI's shares in the Company.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree to enter into this Agreement pursuant to the following:

                              ARTICLE 1. INVESTMENT

     SECTION 1.1 INVESTMENT. Subject to the terms and conditions of this Agreement, Clearwire agrees to contribute, and BHI and the Company agree to accept the contribution by Clearwire of E4,750,143 to the Company in exchange for 4,750,143 shares of the common stock of the Company, par value E1.00 per share, representing 51% of the share capital of the common stock of the Company ("Purchased Shares"), at a price per share of E1.00 (the "Investment"). The Investment shall be made in the manner set forth in this Article 1.

     SECTION 1.2 CLOSING. The closing of the Investment shall take place at the offices of Gomez Acebo & Pombo, Madrid, at 10:00a.m. (Spanish time) concurrently with the execution of this Agreement, or at such other time and place as the Parties shall agree, either orally or in writing (which time and place are designated as the "Closing").

     SECTION 1.3 ACTIONS TO BE CARRIED OUT AT THE CLOSING.

          (a) At the Closing, a Universal General Shareholders Meeting of the Company will be held with the attendance of BHI, as owner of 100% of the issued share capital, whereby BHI, as sole shareholder of the Company, will approve a capital increase for the amount of the Investment by way of the issuance of 4,750,143 Purchased Shares, for an amount of E1.00 per share, pursuant to resolutions reasonably acceptable to Purchaser's counsel.

          (b) In the General Shareholders Meeting to be held at the Closing, BHI will waive its pre-emptive rights and the Purchased Shares will totally be subscribed by Clearwire, who will fully pay them in by paying the Purchase Price.

          (c) BHI and Clearwire will enter in a credit facility agreement (the "Credit Agreement") recorded in a public deed granted before a Notary Public. Pursuant to the Credit Agreement, BHI and Clearwire will enter into an agreement, recorded in a public deed granted before a Notary Public pursuant to which BHI will grant a pledge over 1,200,000 shares of the Company, in favor of Clearwire (the "Pledge Agreement").

          (d) BHI, the Company and Clearwire will enter into a shareholders agreement (the "Shareholders Agreement").

          (e) BHI, Clearwire and Clearwire Corporation will enter into an indemnification agreement (the "Indemnification Agreement") before the Notary and which will be granted in a Public Deed.

          (f) Once all the former actions have been carried, a General Shareholders Meeting of the Company will be held with the attendance of BHI and Clearwire, as owners of


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100% of the issued share capital, whereby BHI and Clearwire will unanimously resolve to (i) amend and restate the Company's By-laws; and (ii) accept the resignation or either dismiss all of the current members of the Board of Directors of the Company (the "Board") and appoint new members, pursuant to the Shareholders Agreement.

          (g) The new members of the Board of Directors will hold a meeting of the Board of Directors whereby the positions within said Board will be distributed pursuant to the Shareholders Agreement. The Board will appoint the Managing Director, revoke any current powers of attorney and grant new powers of attorney, all in its discretion.

          (h) The new secretary of the Board of Directors will certify all the above resolutions with the approval of the new President and the signature of the former Secretary of the Board of Directors and a public deed will be granted before a Spanish Notary Public pursuant to which said amendments of the corporate By-laws, the execution of the share capital increase, totally subscribed and paid in, and the appointment of the new members of the Board of Directors and the distributions of posts amongst them, are publicly recorded.

          (i) The Company will deliver to BHI Certificates representing the shares of common stock of the Company held by BHI. All such certificates shall bear the legends set forth in the Shareholders Agreement.

          (j) From the proceeds of the Purchase Price, the Company shall pay all intercompany obligations owed by the Company, on one hand, to BHI, RSL or any of their respective Affiliates, on the other hand, arising after June 1, 2005 and any costs and expenses incurred as a consequence of the Madrid launching, whether incurred before or after June 1, 2005, all such in an aggregate amount not to exceed E2,251,299.03, but specifically excluding the Permitted Intercompany Debt (as defined in the Securities Purchase Agreement) (the "Repayable Intercompany Debt").

          (k) BHI will deliver to Clearwire the public deeds and statutory books (libros sociales) and other corporate documents of the Company, including, without limitation, the Deed of incorporation, the By-laws, all the Deeds modifying the By-laws, any other public deed granted during the corporate life, the Books of Minutes of the General Shareholders Meetings and of the Board of Directors, Registry Book of Shareholders, each legalized and up to date.

                   ARTICLE 2. REPRESENTATIONS AND WARRANTIES.

     SECTION 2.1 REPRESENTATIONS AND WARRANTIES OF BHI AND THE COMPANY. BHI and the Company specifically declare to Clearwire that the representations and warranties in this Section 2.1 are true, complete and accurate. Each of such representations and warranties is separate and independent and, except as expressly provided to the contrary in the Securities Purchase Agreement or this Agreement, is not limited by reference to any other paragraph of this Section
2.1 or by anything in the Securities Purchase Agreement or this Agreement. BHI and the Company acknowledge that such representations and warranties are essential elements for Clearwire to enter into this Agreement and for Clearwire to bind itself to make the Investment.

          (a) INCORPORATED REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in the Securities Purchase Agreement, including but not limited to Schedule A attached thereto, and the Disclosure Schedule, are incorporated herein by reference and are true, complete and accurate.

          (b) AMENDMENT OF INTERCOMPANY DEBT. BHI declares to Clearwire that, except for the Repayable Intercompany Debt and the Permitted Intercompany Debt, all existing intercompany obligations between the Company, on one hand, and BHI, RSL or any of their respective Affiliates, on the other hand, have been transferred to BHI. BHI hereby agrees that all such intercompany obligations shall not be subject to repayment and instead shall be converted into shares of the Company's common stock immediately prior to the closing of the transactions contemplated by the Securities Purchase Agreement. BHI further agrees that, if the Securities Purchase Agreement is terminated by its terms or if the transactions contemplated thereby have not been consummated within one (1) year from the date hereof, all such intercompany obligations shall remain outstanding until there is a capital increase of common stock by the Company which triggers preemptive rights in favor of BHI, at which time such intercompany obligations shall be used by BHI to exercise such rights, and any remaining amount of such intercompany obligations shall be used in the same manner in successive sales of common stock by the Company until such time as all of such intercompany obligations shall have been converted into common stock of the Company.

          (c) EXISTING INTERCOMPANY AGREEMENTS. Except for the Continuing Intercompany Agreements (as amended in accordance with Section 3.3) and except as otherwise provided with respect to Third Party Services Contracts in Section 3.4, all existing agreements or arrangements, whether written or oral, between the Company on one hand, and BHI, RSL or any of their respective Affiliates, on the other hand, have been terminated and are no longer in effect. The Company has no further obligations or liabilities with respect to such agreement.

          (d) AUTHORIZATION. All corporate action on the part of BHI and the Company, their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the agreements contemplated to be delivered at Closing as set forth in Section 1.3, the performance of all obligations of BHI and the Company hereunder and thereunder at the Closing and the authorization, issuance and delivery of the Purchased Shares as set forth in this Agreement when executed and delivered, will constitute valid and legally binding obligations of BHI and the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally vis-a-vis the Company and not BHI, RSL or any of its Affiliates, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          (e) VALID ISSUANCE OF SHARES. The Purchased Shares that are being subscribed by Clearwire hereunder, when issued, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of Liens, mortgages and restrictions on transfer other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable securities laws.

     SECTION 2.2 REPRESENTATIONS AND WARRANTIES OF CLEARWIRE. Clearwire declares to the Company and BHI that the representations and warranties by Clearwire contained in the Securities Purchase Agreement are incorporated herein by reference and are true, accurate and complete. Each of such representations and warranties is separate and independent and, except as expressly provided to the contrary in the Securities Purchase Agreement, is not limited by reference to anything in the Securities Purchase Agreement or this Agreement. Clearwire acknowledges that these representations and warranties are essential elements for the Company and BHI to enter into this Agreement.

                              ARTICLE 3. COVENANTS

     SECTION 3.1 CONFIDENTIALITY. Pursuant to this Agreement and the performance thereof, each Party may receive Confidential Information. No Party shall use for itself, except in performance of the Agreement, or disclose to any Person this Agreement or any Confidential Information, except (a) information that was gained independent of such Party's relationship with the other Party and became publicly available through no breach of any obligation of confidentiality by such Party; (b) information that is communicated to a third party with the prior written consent of such Party; or (c) information that is required to be disclosed pursuant to the lawful order of a government agency or disclosure that is required by operation of law, but in such event, only to the extent such disclosure is required and, to the extent reasonably practicable, prior written notice must be given to allow the disclosing Party to seek a protective order or other appropriate remedy. In the event of a beach or threatened breach of the terms of this section, the disclosing Party shall be entitled to seek an injunction prohibiting any such breach. Any such injunctive relief shall be in addition to, and not in lieu of, any appropriate relief in the way of money damages or any other remedies available at law or in equity. BHI acknowledges and agrees that the terms of this Agreement may be required to be separately stated in the consolidated financial statements of Clearwire and/or its Affiliates and that the disclosure by Clearwire or its Affiliates of such financial statements shall not be a breach of this Agreement. Notwithstanding the foregoing, either party may disclose this Agreement to its affiliates, strategic partners, actual or potential investors, lenders, acquirers, merger partners; and others whom such party deems in good faith to have a need to know such information for purposes of pursuing a transaction or business relationship with such party; provided that such party has an enforceable non-disclosure or confidentiality agreement in place with such Person that will provide at least the same amount of protection as this Section 3.1.

     SECTION 3.2 NONCOMPETITION; NONSOLICITATION.

          (a) From the Closing Date and until the earlier of (i) the entry into force of the non-competition and non-solicitation provisions of Section 4.8 of the Securities Purchase Agreement, or (ii) for so long as BHI has a representative on the Board of the Company or holds at least 15% of the share capital of the Company, BHI, on behalf of itself and its Affiliates, covenants that neither BHI nor any of its Affiliates shall engage in, or retain, participate in or have any interest, directly or indirectly, in any Person (whether as an investor, agent, employee, creditor or in any other capacity which calls for the rendering of services, advice, acts of management, operation or control) that engages in any broadband wireless access activities in Spain, excluding (i) the resale of the Company's products and services pursuant to agreements between BHI, or its Affiliates, and the Company approved by Clearwire in its sole discretion, or


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(ii) the continuation by BHI, RSL and ALO of their respective non-wireless/fixed telecommunication services business activities existing as of the date of this Agreement.

          (b) From the Closing Date and until the earlier of (i) the entry into force of the non-competition and non-solicitation provisions of Section 4.8 of the Securities Purchase Agreement, or (ii) for so long as BHI has a representative on the Board of the Company or holds at least 15% of the share capital of the Company, BHI, on behalf of itself and its Affiliates, covenants that neither BHI nor any of its Affdiates shall, directly or indirectly, (i) employ or engage, recruit or solicit for employment any person who is or becomes employed by the Company, or otherwise seek to influence or alter any such person's relationship with the Company, or (ii) solicit or encourage any present or future subscriber or customer of the Company to terminate or otherwise alter his, her or its relationship with the Company (other than general solicitation by BHI, RSL and ALO of its activities permitted pursuant to Section 3.2(a)(ii)).

          (c) The Parties agree that the covenants contained in this Section 3.2, both as to time and area covered, are necessary to protect the Company and Clearwire's investment in the Company and are deemed by the parties to be an integral and important part of this Agreement. The Parties acknowledge and agree that in the event of a breach of such covenants, Clearwire would not have an adequate remedy at law, and Clearwire shall be entitled to injunctive relief in addition to any other remedies which may be available to it under this Agreement, at law or in equity. If any court of competent jurisdiction shall at any time deem any of the covenants in this Section 3.2 too lengthy or the area covered too extensive, the other provisions of this Section 3.2 shall nevertheless stand, the term shall be deemed to be the longest period permissible by law under the circumstances and the area covered shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or area covered to permissible duration or size.

     SECTION 3.3 TRANSITION SERVICES. The Continuing Intercompany Agreements shall be amended as follows:

          (a) For purposes of this Agreement, "Continuing Intercompany Agreements" shall mean the following agreements: (i) Administrative Services Agreement between the Company and RSL dated December 18, 2002; (ii) Agreement for the Provision of Circuits between the Company and RSL dated December 31, 2002; and (iii) Agreement for the Provision of Data Services dated December 18, 2002 between the Company and ALO.

          (b) Any services delivered pursuant to the Continuing Intercompany Agreements shall be invoiced to the Company at the RSL Group's actual cost, or to the RSL Group at the Company's actual cost, as applicable, including salary or wages of individuals providing such services, and shall be paid within fifteen (15) days as of the date of the invoice.

          (c) Except as provided in Section 3.4 with respect to third party services, the RSL Group shall continue providing the services to the Company, and the Company shall continue providing services to the RSL Group, as applicable, pursuant to each Continuing Intercompany Agreement until the earlier of (i) such time as the applicable parties enter into new agreements with Clearwire's prior written approval; (ii) such time as the parties thereto mutually


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agree to terminate such Continuing Intercompany Agreement; (iii) Clearwire or the Company providing fifteen (15) days written notice of termination of such Continuing Intercompany Agreement to the applicable member of the RSL Group; or
(iv) the applicable member of the RSL Group providing fifteen (15) days written notice of termination of such Continuing Intercompany Agreement to the Company; provided, however, that such notice to the Company cannot be given before a term of two (2) months after the Closing has elapsed.

     SECTION 3.4 THIRD PARTY CONTRACTS.

          (a) The Parties shall make reasonable efforts to have the following third party services contracted by the RSL Group and provided to the Company assigned by the RSL Group to the Company following the Closing only if such contracts are currently being used by the Company and are not in default by any party thereto (the "Third Party Service Contracts"):

     (i)  Sites leased by RSL:

          - Agreement with Josel, S.A. for site in Paseo Zona Franca 131-139, Barcelona;

          - Agreement with Comunidad Propietarios Plaza Castilla for site in Plaza Castilla 3, Madrid (will be assigned notwithstanding the payment default, which shall be covered under the Indemnification Agreement);

          - Agreement with Inmobiliaria Mola for site in Principe Vergara, 112, Madrid.

     (ii) Circuits contracted by RSL:

          -    Ufinet       1 * E1

          -    Euskaltel    1 * E1

          -    Uni2         7*E1 + 3*E3

          -    Retevision   16 * El

          -    Telefonica   2 * E1 + 4 Ads1

          -    Cogent       5 * E1

          -    T-System     IP connectivity 25 Mb/s

     (iii) Company Office Space contracted by RSL:

          - Modules A and B of the fifth floor of Doctor Zamenhof 22, Madrid, as well as 33 parking spaces in the same building pursuant to a lease agreement entered into between RSL and 22 Zamenhof, S.L." dated February 2, 2000;

          - Technical space at ground floor at Principe de Vergara 112, Madrid pursuant to a lease agreement between RSL and Inmobiliaria Mola; and

          - Technical space at second floor at Principe de Vergara 112, Madrid pursuant to a lease agreement between RSL and Inmobiliaria Mola, which agreement will expire on December 31, 2005 and will not be renewed.


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

          If the Company determines not to accept assignment of any of the Third Party Service Contracts that are not in default by any party thereto, then the Company shall provide notice of such decision to the relevant RSL Group company in sufficient time to allow such relevant RSL Group company to terminate the applicable Third Party Service Contract without any early termination costs or penalties. In the event that the Company does not provide sufficient notice, it shall compensate and hold the relevant RSL Group company harmless from the lesser of (i) any costs, expenses and penalties imposed on the relevant RSL Group company by the third party as a result of the early termination of such Third Party Service Contract, or (ii) any payments due or to become due for the period until termination.

          (b) In the event that the assignment of any Third Party Service Contract by the RSL Group is not possible and the Company is interested in the continuance of such services, the Company and the relevant RSL Group company shall negotiate in good faith a term in which the RSL Group will continue providing such services, which term shall be a reasonable term to allow the Company to find an alternative supplier of such services.

          (c) With respect to the agreement for the repayment of debt entered into between the Company and 22 Zamenhof, S.L. dated June 9, 2003 as amended on July 7, 2004, where repayment of the Company's debt is made through the provision of services by the RSL Group, the Company will either (i) negotiate with 22 Zamenhof, S.L. the repayment of the debt in a way other than the provision of services by the RSL Group or (ii) reimburse the relevant RSL Group companies for the provision of the services rendered under the mentioned agreement at cost.

     SECTION 3.5 BHI'S LIABILITY AND INDEMNIFICATION OBLIGATIONS. The liability and indemnification obligations of BHI pursuant to this Agreement are as set forth in the Indemnification Agreement.

                            ARTICLE 4. MISCELLANEOUS

     SECTION 4.1 CERTAIN DEFINITIONS.

     "Affiliate" means for any Person, a Person controlling, controlled by or under common control with, such Person.

     "Confidential Information" means any and all information regarding the business, finances, operations, products, services and customers of the disclosing Party and its Affiliates, in written or oral form or in any other medium.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint shares company, a trust, a joint venture, an unincorporated organization, or a government agency or authority.

     SECTION 4.2 ENTIRE AGREEMENT. This Agreement and the documents and other agreements referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.


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

     SECTION 4.3 SURVIVAL. The warranties, representations, and covenants of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

     SECTION 4.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     SECTION 4.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Kingdom of Spain, without reference to the choice of law principles thereof.

     SECTION 4.6 ARBITRATION. All disputes arising out of or in connection with the present contract shall be submitted to binding arbitration pursuant to the provisions of this Section and under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC"). The arbitration shall be conducted in London, England or another mutually agreeable neutral location. The arbitration shall be conducted in English. The arbitration shall be conducted before a panel of three arbitrators, comprised of one arbitrator appointed by each party to the dispute and one neutral arbitrator appointed in accordance with the Rules of Conciliation and Arbitration of the ICC.

     SECTION 4.7 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions are consummated, the parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions. All filing fees required to be paid to any governmental authority in connection with satisfying the conditions set forth in this Agreement will be borne by the Company.

     SECTION 4.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     SECTION 4.9 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either Party may from time to time specify):


                                       9

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          If to BHI:

          Basa Holding Iberica, S.L.U
          Doctor Zamenhof, 22
          28027 Madrid
          Attention: Managing Director
          Facsimile: 91 230 14 07

          With a copy to:

          Baker & McKenzie
          Paseo de la Castellana 92
          28046 Madrid
          Attention: Maite Diez
          Facsimile: 91 391 51 49

          If to the Company:

          Banda Ancha, S.A.
          Doctor Zamenhof, 22
          28027 Madrid
          Attention: Managing Director
          Facsimile: 91 230 14 00

          If to Clearwire:

          Clearwire Europe S.a.r.l.
          5808 Lake Washington Blvd. Suite 300
          Kirkland, WA 98033
          Attention: Vice President, Legal Affairs
          Facsimile: (425) 216-7900

          With a copy to:

          Davis Wright Tremaine LLP
          2600 Century Square
          1501 Fourth Avenue
          Seattle, WA 98101
          Attention: Julie Weston
          Facsimile: 206-628-7699

     SECTION 4.10 FINDER'S FEES. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction and agrees that it shall indemnify and hold harmless the other party from any liability for any commission or compensation in the nature of a finder's fee (and the cost and expenses of defending against such


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

liability or asserted liability) for which such party or any of its officers, partners, employees, or representatives is responsible.

     SECTION 4.11 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Articles of the Company, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

     SECTION 4.12 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

     SECTION 4.13 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

     SECTION 4.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BHI:                                    COMPANY:

BASA HOLDINGS IBERIA, S.L.U.            BANDA ANCHA, S.A.


/s/ Alejandro Rivas-Micoud              /s/ Alejandro Rivas-Micoud
-------------------------------------   ----------------------------------------
By: Alejandro Rivas-Micoud              By: Alejandro Rivas-Micoud
Title: Managing Director and Special    Title: Managing Director and Special
       PoA                                     PoA


                                        CLEARWIRE:

                                        CLEARWIRE EUROPE S.A.R.L.


                                        By: /s/ Nicolas Kauser
                                            ------------------------------------
                                        Title: Nicolas Kauser, Manager


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

     ALO COMUNICACIONES ESPANA, S.L. gives its consent for the purposes of that covered by Article 3 in as far as they regard rights and obligations of such company and agrees to be bound thereby. Likewise, ALO COMUNICACIONES ESPANA
S.L. appoints BHI as their representative for all notification purposes with the details quoted in Section 4.9

ALO COMUNICACIONES ESPANA, S.L.


By: /s/ Alejandro Rivas-Micoud
    ---------------------------------
Name: Alejandro Rivas-Micoud
Title: Managing Director and Special
       PoA


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